Exhibit 21.1

RETAIL VALUE INC.

LIST OF SUBSIDIARIES/AFFILIATES

DDR Crossroads Center LLC, a Delaware limited liability company

DDR PR Ventures III LLC, a Delaware limited liability company

RVI CMA Holder LLC, a Delaware limited liability company

RVT Caribbean Property Management LLC, a Delaware limited liability company

RVT Mezz Borrower 2 LLC, a Delaware limited liability company

RVT MS Holding Corporation Inc., a Delaware corporation

RVT MS Mezz Borrower 1 LLC, a Delaware limited liability company

RVT MS Mezz Borrower 2 LLC, a Delaware limited liability company

RVT TRS Mezz Borrower 2 LLC, a Delaware limited liability company